Exhibit 99.1

Buckeye Partners, L.P.

News Release

Five TEK Park

9999 Hamilton Blvd.

NYSE: BPL

Breinigsville, PA 18031

Contact:	Stephen R. Milbourne,	08-19
Manager, Investor Relations

smilbourne@buckeye.com

(800) 422-2825

BUCKEYE PARTNERS, L.P. REPORTS THIRD QUARTER 2008 RESULTS
AND INCREASES QUARTERLY DISTRIBUTION

Breinigsville, PA – October 28, 2008. . . Buckeye Partners, L.P. (NYSE:BPL) (the “Partnership”) today reported its financial results for the third quarter of 2008.  The Partnership’s net income for the third quarter of 2008 was $46.6 million, or $0.79 per LP unit, compared with net income of $36.4 million, or $0.71 per LP unit, reported for the third quarter of 2007.  The Partnership’s EBITDA (as defined below) for the third quarter of 2008 was $81.3 million, compared with EBITDA of $60.6 million in the third quarter of 2007.  Net income per LP unit in the third quarter of 2008 reflects an increase in the average number of LP units outstanding during the third quarter to 48.4 million from an average of 42.7 million LP units outstanding in the third quarter of 2007.

Revenue in the third quarter of 2008 was $496.2 million compared with revenue in the third quarter of 2007 of $125.7 million.  Revenue in the third quarter of 2008 includes $16.8 million generated by the Partnership’s Natural Gas Storage segment, which consists of the natural gas storage facilities that were acquired in January 2008, and $344.5 million generated by the Partnership’s Energy Services segment consisting principally of the wholesale operations of Farm & Home Oil Company LLC, which were acquired in February 2008 and merged into the Partnership’s Buckeye Energy Services LLC subsidiary on August 1, 2008.  Operating income in the third quarter of 2008 was $64.5 million compared with operating income of $47.5 million in the third quarter of 2007.  Operating income in the third quarter of 2008 includes $8.9 million from the Natural Gas Storage segment and $3.8 million from the Energy Services segment.

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The Board of Directors of Buckeye GP LLC, the general partner of the Partnership, declared a regular quarterly partnership cash distribution of $0.875 per LP unit, payable November 28, 2008 to unitholders of record on November 7, 2008.  This cash distribution represents a quarterly increase in the distribution of $0.0125 per LP unit to an indicated annualized cash distribution level of $3.50 per LP unit.  This is the 87th consecutive quarterly cash distribution paid by the Partnership.

Separately, the Partnership is pleased to announce that its subsidiary, Lodi Gas Storage, L.L.C. (“Lodi”), has successfully begun natural gas injection into an expansion of its natural gas storage reservoir known as Kirby Hills located near Suisun City, California.  When fully operational, the expansion of the Kirby Hills storage facility, known as Kirby Hills Phase II will add an estimated 11 billion cubic feet (“Bcf”) of natural gas storage capacity to Lodi’s current storage capacity.  With the Kirby Hills Phase II expansion, Lodi’s aggregate storage capacity is expected to be approximately 33 Bcf, and its injection and withdrawal rates are expected to increase to 600 million cubic feet per day (“MMcfd”) and 700 MMcfd, respectively.  The Kirby Hills Phase II expansion project is expected to be fully operational in February 2009.

Forrest E. Wylie, Chairman and CEO, stated, “We are pleased to report solid financial results for Buckeye in the third quarter and year to date 2008.  Buckeye’s business fundamentals remain strong despite the turmoil in the economy generally and continued volatility in refined petroleum product prices.  In the third quarter, our Pipeline Operations segment experienced a slight decline in operating income compared to the same period last year as revenue declines associated with a 4.6 percent reduction in pipeline volumes in the quarter were not fully offset by the positive impact of tariff rate increases and good cost control.  Our Terminalling and Storage segment continued to produce favorable year on year results due primarily to increased ethanol blending and additive injection charges at our product terminals.  In addition, we continue to be extremely pleased with the results of the Natural Gas Storage segment, as our natural gas storage operations in northern California performed in line with our expectations.  We look forward to increased business opportunities in this segment resulting from our Kirby Hills Phase II expansion project.  Finally, our Energy Services segment has stabilized as the rapid run-up in refined petroleum product prices and associated volatility abated somewhat in the third quarter of 2008.  Based on our overall financial performance in the third quarter, we are pleased to announce another increase in our quarterly cash distribution to unitholders.

“In connection with the current credit crisis, I would like to emphasize that Buckeye is in the favorable position of having a strong balance sheet that allows us to fund our current slate of internal growth projects with cash flow from operations and debt rather than equity.  We have sufficient borrowing capacity available to us under our $600 million revolving credit facility.  Our conservative approach to risk and credit metrics has put us in a good position in these times of tightening credit markets.”

The Partnership will host a conference call to discuss the third quarter on Wednesday, October 29, 2008, at 11:00 a.m. Eastern Time.  Investors are invited to listen to the conference call via the Internet, on either a live or replay basis at: http://www.videonewswire.com/event.asp?id=52531.  Interested parties may participate in the call by joining the conference at (719) 325-4783 and referencing conference ID 8584701.  An audio replay of the conference call also will be available through November 3, 2008 by dialing (719) 457-0820 Code: 8584701.

Buckeye Partners, L.P. (www.buckeye.com) is a publicly traded partnership that owns and operates one of the largest independent refined petroleum products pipeline systems in the United States in terms of volumes delivered, with approximately 5,400 miles of pipeline. Buckeye Partners, L.P. also owns 64 refined petroleum products terminals, operates and maintains approximately 2,200 miles of pipeline under agreements with major oil and chemical companies, owns a major natural gas storage facility in northern California, and markets refined petroleum products in certain of the geographic areas served by its pipeline and terminal operations.  The general partner of Buckeye Partners, L.P. is owned by Buckeye GP Holdings L.P. (NYSE: BGH).

* * * * *

EBITDA, a measure not defined under generally accepted accounting principles (“GAAP”), is defined by the Partnership as income from continuing operations before interest expense (including amortization and write-off of deferred debt financing costs), income taxes, depreciation, and amortization.  EBITDA should not be considered an alternative to net income, operating profit, cash flow from operations, or any other measure of financial performance presented in accordance with

GAAP.  Because EBITDA excludes some items that affect net income and these items may vary among other companies, the EBITDA data presented may not be comparable to similarly titled measures at other companies.  Management of the Partnership uses EBITDA as a performance measure to assist in the analysis and assessment of the Partnership’s operations, to evaluate the viability of proposed projects, and to determine overall rates of return on alternative investment opportunities.  The Partnership believes that investors benefit from having access to the same financial measures used by the Partnership’s management.  Please see the attached reconciliation of EBITDA to income from continuing operations, the most directly comparable GAAP measure.

* * * * *

This press release includes forward-looking statements that we believe to be reasonable as of today’s date. Such statements are identified by use of the words “anticipates”, “estimates”, “expects”, “intends”, “plans”, “predicts”, “projects”, “should”, and similar expressions.  Actual results may differ significantly because of risks and uncertainties that are difficult to predict and that may be beyond the control of the Partnership.  Among them are (1) changes in laws or regulations to which we are subject, including those that permit the treatment of us as a partnership for federal income tax purposes, (2) terrorism, adverse weather conditions, environmental releases, and natural disasters, (3) changes in the marketplace for our products or services, such as increased competition, better energy efficiency, or general reductions in demand, (4) adverse regional or national economic conditions or adverse capital market conditions, (5) shutdowns or interruptions at the source points for the products we transport, store, or sell, (6) unanticipated capital expenditures in connection with the construction, repair, or replacement of our assets, and (7) volatility in the price of refined petroleum products and the value of natural gas storage services. You should read our Annual Report on Form 10-K and our most recently filed Quarterly Report on Form 10-Q for a more extensive list of factors that could affect results.  We undertake no obligation to revise our forward-looking statements to reflect events or circumstances occurring after today’s date.

BUCKEYE PARTNERS, L.P.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per unit amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Revenues:
Product sales	$345,729	$1,319	$933,211	$7,269
Transportation and other	150,441	124,334	435,783	368,279
Total revenue	496,170	125,653	1,368,994	375,548

Costs and expenses:
Cost of product sales	334,959	1,278	913,163	7,154
Operating expenses	72,684	59,550	207,124	174,821
Depreciation and amortization	15,457	11,520	41,415	33,425
General and administrative	8,619	5,774	26,042	16,087
Total costs and expenses	431,719	78,122	1,187,744	231,487

Operating income	64,451	47,531	181,250	144,061

Other income (expense):
Investment and equity income	2,616	2,560	6,829	7,196
Interest and debt expense	(19,053)	(12,391)	(55,008)	(38,651)
Minority interests and other	(1,236)	(1,320)	(4,030)	(3,947)
Total other (expense)	(17,673)	(11,151)	(52,209)	(35,402)

Income from continuing operations	46,778	36,380	129,041	108,659

(Loss) income from discontinued operations	(176)	—	1,230	—

Net income	$46,602	$36,380	$130,271	$108,659

Allocation of net income:
Net income allocated to general partner:
Income from continuing operations	$8,651	$6,116	$22,822	$18,734
(Loss) income from discontinued operations	$(53)	$—	$370	$—
Net income allocated to limited partners:
Income from continuing operations	$38,127	$30,264	$106,219	$89,925
(Loss) income from discontinued operations	$(123)	$—	$860	$—
Earnings per limited partner unit-basic:
Income from continuing operations	$0.79	$0.71	$2.23	$2.18
Income from discontinued operations	—	—	0.02	—
Earnings per limited partner unit-basic	$0.79	$0.71	$2.25	$2.18
Earnings per limited partner unit-diluted:
Income from continuing operations	$0.79	$0.71	$2.23	$2.18
Income from discontinued operations	—	—	0.02	—
Earnings per limited partner unit-diluted	$0.79	$0.71	$2.25	$2.18

Weighted average number of limited partner units outstanding:
Basic	48,372	42,676	47,538	41,286
Diluted	48,378	42,719	47,558	41,333

BUCKEYE PARTNERS, L.P.

SELECTED FINANCIAL AND OPERATING DATA

(Financial data in thousands)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Revenue:
Pipeline Operations	$91,439	$92,067	$286,716	$278,244
Terminalling and Storage	33,003	24,843	87,749	72,379
Natural Gas Storage	16,762	—	43,412	—
Energy Services	344,494	—	926,809	—
Other Operations	12,011	8,743	33,637	24,925
Intersegment eliminations	(1,539)	—	(9,329)	—
Total	$496,170	$125,653	$1,368,994	$375,548

Operating income:
Pipeline Operations	$33,087	$36,122	$108,795	$109,077
Terminalling and Storage	17,027	9,324	40,294	28,243
Natural Gas Storage	8,914	—	21,474	—
Energy Services	3,810	—	5,239	—
Other Operations	1,613	2,085	5,448	6,741
Total	$64,451	$47,531	$181,250	$144,061

Operating, general & administrative expenses:
Pipeline Operations	$58,352	$55,945	$177,921	$169,167
Terminalling and Storage	15,976	15,519	47,455	44,136
Natural Gas Storage	7,848	—	21,938	—
Energy Services	340,684	—	921,570	—
Other Operations	10,398	6,658	28,189	18,184
Intersegment eliminations	(1,539)	—	(9,329)	—
Total	$431,719	$78,122	$1,187,744	$231,487

Depreciation and amortization:
Pipeline Operations	$10,092	$9,630	$28,704	$28,035
Terminalling and Storage	1,600	1,455	4,604	4,193
Natural Gas Storage	982	—	3,732	—
Energy Services	2,336	—	3,070	—
Other Operations	447	435	1,305	1,197
Total	$15,457	$11,520	$41,415	$33,425

Capital additions:
Pipeline Operations			$24,704	$36,933
Terminalling and Storage			17,326	12,053
Natural Gas Storage			27,528	—
Energy Services			2,651	—
Other Operations			—	2,726
Total			$72,209	$51,712

Operating Data:
Pipeline Throughput (b/d - 000s)	1,360.4	1,425.7	1,383.4	1,441.2
Pipeline Average Tariff (Cents/bbl.)	68.6	65.5	66.0	63.5
Terminal Throughput (b/d - 000s)	539.2	576.3	537.6	566.4

BUCKEYE PARTNERS, L.P.

SELECTED FINANCIAL AND OPERATING DATA

(Financial data in thousands)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007

EBITDA Reconciliation:
Income from continuing operations	$46,778	$36,380	$129,041	$108,659
Interest and debt expense	19,053	12,391	55,008	38,651
Income tax expense	9	277	435	715
Depreciation and amortization	15,457	11,520	41,415	33,425
EBITDA	$81,297	$60,568	$225,899	$181,450